Exhibit 3.334

ARTICLES OF INCORPORATION

OF

UHS OF RIVER PARISHES, INC.

The undersigned, capable of contracting, for the purpose of forming a corporation pursuant to Chapter 1 of Title 12 of the Louisiana Revised Statutes, does hereby certify:

ARTICLE I

The name of the corporation is UHS of River Parishes, Inc.

ARTICLE II

The corporation’s purpose is to engage in any lawful activity for which corporations may be formed under the Louisiana Business Corporation Law.

ARTICLE III

The duration of the corporation is perpetual.

ARTICLE IV

The aggregate number of shares which the corporation shall have authority to issue is one thousand (1,000) shares of no par common stock. The corporation may issue fractional shares and the holders of said fractional shares shall have voting rights.

ARTICLE V

The full name and post office address of the incorporator is as follows:

NAME	ADDRESS

Susan Winter	42nd Floor 345 Park Avenue New York, New York 10154

ARTICLE VI

The number of directors constituting the initial board of directors of the corporation is three (3), and the names and addresses of the persons who are to serve as directors until the first annual meeting of shareholders or until their successors are elected and shall qualify are:

NAME	ADDRESS
Alan B. Miller	One Presidential Blvd. Bala Cynwyd, PA. 19004

Sidney Miller	One Presidential Blvd. Bala Cynwyd, PA. 19004

George H. Strong	One Presidential Blvd. Bala Cynwyd, PA. 19004

ARTICLE VII

This corporation reserves the right to amend, alter, change or repeal any provision contained in these articles in the manner now or hereafter prescribed by statute, and all rights conferred upon shareholders herein are granted subject to this reservation.

IN WITNESS WHEREOF the undersigned, capable of contracting, has hereunto affixed her signature on this 28th day of January, 1983.

WITNESSES:

STATE OF NEW YORK.

COUNTY OF NEW YORK.

BE IT KNOWN, That on this 28th day of the month of January, in the year of our Lord, 1983, before me, the undersigned, a Notary Public in and for the County and State aforesaid duly commissioned and qualified, there came and appeared illegible known to me, Notary, and known by me to be one of the persons whose names appear upon the foregoing instrument and said appearer declared and acknowledged unto me, Notary, that she executed the said instrument for the uses and purposes therein set forth and apparent.

IN WITNESS WHEREOF, said appearer has signed these presents, and I have hereunto set my official hand and seal on the day and date first hereinabove written.

(Notarial Seal)

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

UHS OF RIVER PARISHES, INC.

AND

RIVER PARISHES MEDICAL CENTER, INC.

February 4, 1983

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AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated the 4th day of February, 1983, by and between UHS OF RIVER PARISHES, INC., a Louisiana corporation, (“UHS Sub”), and RIVER PARISHES MEDICAL CENTER, INC., a Louisiana corporation (the “Company”).

WHEREAS the respective Boards of Directors of UHS Sub and the Company deem it advisable and in the best interests of such corporations and their respective stockholders that the Company be merged with and into UHS Sub (the “Merger”), with UHS Sub to continue as the surviving corporation, upon the terms and conditions set forth herein and in accordance with Section 12:112 of the Business Corporation Law of the State of Louisiana (the “Corporation Law”). UHS Sub and the Company are sometimes collectively referred to as the “Constituent Corporations”.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants, agreements and conditions contained herein, and in order to set forth the terms and conditions of the Merger and the mode of carrying the same into effect, the parties hereto have agreed and do hereby agree as follows:

1.	Procedure of the Merger.

1.1. The Merger. At the Effective Time (as defined in Section 1.3 herein), the Company shall be merged with and into UHS Sub upon the terms and conditions set forth herein as permitted by and in accordance with Section 12:112 of the Corporation Law. Thereupon, the separate existence of the Company shall cease, and UHS Sub, as the surviving corporation in the Merger (the “Surviving Corporation”), shall continue to exist under and be governed by the Corporation Law, with all its purposes, objects, rights, privileges, immunities, powers and franchises continuing unaffected and unimpaired by the Merger. The name of the Surviving Corporation shall be UHS of River Parishes, Inc.

1.2. Filing. As soon as practicable following fulfillment or waiver of the conditions specified in Sections 10 and 11 hereof, and provided that this Agreement has not been terminated pursuant to Section 15 hereof, UHS Sub and the Company will cause this Agreement to be duly certified, acknowledged and filed with the Secretary of State of Louisi-

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ana as provided in Section 12:112(G) of the Corporation Law, and a copy of the Certificate of Merger, certified by the the Secretary of State of the State of Louisiana, shall be recorded by the Surviving Corporation within 30 days thereafter in the office of the recorder of mortgages in each parish in which either UHS Sub or the Company has its registered office, and in the conveyance records of each parish in which either UHS Sub or the Company has immovable property all in accordance with the provisions of Section 12:112(G) of the Corporation Law.

1.3. Effective Time of the Merger. The Merger shall become effective immediately upon the recording of the Certificate of Merger by the Secretary of State of the State of Louisiana. The date and time of such recording is herein sometimes referred to as the “Effective Time”.

2.  Articles of Incorporation and By-Laws. At the Effective Time, the Articles of Incorporation and By-Laws of UHS Sub, as in effect immediately prior to the Effective Time, shall be and continue to be the Articles of Incorporation and By-Laws of UHS Sub, as the Surviving Corporation, until duly amended in accordance with law.

3. Directors, Officers and Employees. The persons who constitute the entire Board of Directors of UHS Sub immediately prior to the Effective Time shall, after the Effective Time, continue as the entire Board of Directors of the Surviving Corporation without change until their successors have been elected and qualified in accordance with law and the Articles of Incorporation and By-Laws of the Surviving Corporation. The persons who constitute all the officers of the Company immediately prior to the Effective Time shall, after the Effective Time, continue as all the officers of the Surviving Corporation without change until their successors have been elected and qualified in accordance with law and the Articles of Incorporation and By-Laws of the Surviving Corporation or they have resigned. The employees of the Company immediately prior to the Effective Time shall, after the Effective Time, continue to be employees of the Surviving Corporation upon the same terms and conditions to which they were subject immediately prior thereto unless they have resigned.

4.	Conversion or Cancellation of Shares.

4.1. Conversion or Cancellation of Shares. At the Effective Time, the issued and outstanding shares of Common Stock, no par value, of UHS Sub (“UHS Sub Common

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Stock”) and the issued and outstanding shares of Common Stock, no par value, of the Company (“Company Common Stock”) shall, by virtue of the Merger and without any further action on the part of the Company or UHS Sub, or their respective stockholders, be converted into shares of the capital stock of the Surviving Corporation or into the right to receive cash or be cancelled, all as follows:

(a) Each issued and outstanding share of UHS Sub Common Stock immediately prior to the Effective Time shall be converted into one fully paid and nonassess able share of common stock, no par value, of the Surviving Corporation (“Surviving Corporation Common Stock”).

(b) Each issued and outstanding share of Company Common Stock immediately prior to the Effective Time, excluding any such shares held in the treasury of the Company, shall be converted into the right to receive an amount equal to a fraction, the numerator of which is $8,000,000 and the denominator of which is the total number of shares of Company Common Stock outstanding immediately prior to the Effective Time, in cash, without interest, upon the surrender of the certificate representing such share in accordance with Section 4.2 hereof; provided, however, that no such conversion shall be made in respect of any share of Company Common Stock the holder of which shall have delivered to the Company, pursuant to Section 12:131 of the Corporation Law, before the taking of the stockholder vote on the adoption of this Agreement, a written demand for the appraisal thereof and who has neither voted in favor of the adoption of this Agreement nor consented thereto in writing, has otherwise complied with all provisions of Section 12:131, and as a result thereof is entitled to receive the payment of the fair value of his shares from the Surviving Corporation in accordance with the provisions of Section 12:131 of the Corporation Law and shall have only the rights provided in said Section 12:131. Notwithstanding the foregoing, the holders of less than 50% of the shares of Company Common Stock (“Minority Stockholders”) outstanding immediately prior to the Effective Time shall have the right, in lieu of the right to receive a cash payment as provided above, to convert each share of Company Common Stock held by such holder into one fully paid and nonassessable share of Surviving Corporation Common Stock. Immediately after the approval of this Agreement by the Stockholders of the Company in accordance with Section 16 hereof, the Company shall furnish the Minority Stockholders with an election form on which such holders can specify their preference to have their shares of Company Common Stock converted into a cash payment or Surviving Corporation

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Common Stock. In order to be valid, an election form must be completed in accordance with the instructions contained therein and returned, together with the properly endorsed certificates evidencing the shares of Company Common Stock. Returns shall be made to Qualicare Inc., 938 Lafayette Street, New Orleans, Louisiana 70113, Attention: Francis J. Crosby, Esq., Vice President, not later than the close of business (5:00 p.m.) on the business day 21 days after the Stockholders’ Meeting, or such later date prior to the Effective Time which UHS Sub may specify. With the exception of shares for which an election to receive shares of Surviving Corporation Common Stock is timely received (“Electing Shares”), all shares of Company Common Stock will be converted into the right to receive a cash payment.

(illegible share of Company Common Stock, if any, held in the Company’s treasury immediately prior to the Effective Time shall be cancelled and and retired and no payment shall be made in respect thereof.

4.2. Surrender and Payment. After the Effective Time, each holder of a certificate which immediately prior to the Effective Time represented an issued and outstanding share of Company Common Stock (other than Electing Shares) shall be entitled upon surrender thereof to the Surviving Corporation to receive payment therefor in cash. Universal Health Services, Inc. (“UHS”), the parent company of UHS Sub, hereby agrees to furnish or cause to be furnished to the Surviving Corporation “11 funds required for it to make such payments. Until so surrendered, each certificate which immediately prior to the Effective Time represented an issued and outstanding share of Company Common Stock (other than Electing Shares) shall, upon and after the Effective Time, be deemed for all purposes to represent and evidence only the right to receive payment therefor as set forth in Section 4.1(b). With respect to shares of Company Common Stock (other than Electing Shares) which have not been delivered for payment in accordance herewith, promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each person who was, immediately prior to the Effective Time, a holder of record of issued and outstanding shares of Company Common Stock a form (mutually agreed to by UHS Sub and the Company) of letter of transmittal and instructions for use in effecting the surrender of the certificates therefor. If any payment for shares of Company Common Stock is to be made in a name other than that in which the certificate therefor surrendered for exchange is registered, it shall be a condition of such payment that the certificate so surrendered be properly endorsed or otherwise in proper form for transfer

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and that the person requesting such payment either pay to the Surviving Corporation any transfer or other similar taxes required by reason of the payment to a person other than the registered holder of the certificate surrendered or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not payable.

4.3. No Further Transfers. On and after the Effective Time, no transfer of the shares of Company Common Stock issued and outstanding immediately prior to the Ef fective Time shall be made on the stock transfer books of the Surviving Corporation.

4.4. Certificate for Surviving Corporation’s Shares. At or after the Effective Time, the holders of a certificate or certificates which prior thereto represented shares of UHS Sub Common Stock and the holders of Electing Shares may surrender the same to the Surviving Corporation and receive in exchange therefor a certificate or certificates representing the shares of Surviving Corporation Common Stock into which the shares of UHS Sub Common Stock or Electing Shares repre sented by the surrendered certificate or certificates were converted pursuant to this Agreement.

5.	Certain Effects of Merger

5.1. Effect of Merger. On and after the Effective Time, the separate existence of the Company shall cease and the Company shall be merged with and into UHS Sub, which as the Surviving Corporation shall, consistently with its Articles of Incorporation possess all the rights, privileges, immunities, powers and franchises of public as well as private nature, and be subject to all restrictions, disabilities and duties of, each of the Constituent Corporations; and all rights, privileges, immunities, powers and franchises of each of the Constituent Corporations, and all property, real, personal and mixed, causes of action and every other asset of, and all debts due to either of, the Constituent Corporations on whatever account as well as stock subscriptions and all other things in action or belonging to each of the Constituent Corporations, shall vest in the Surviving Corporation; and all property, rights, privileges, immunities, powers and franchises, and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation as they were of the respective Constituent Corporations, and the title to any real estate vested by deed or otherwise, under the laws of the State of Louisiana, in either of the Constituent Corporations, shall not revert or be in any way impaired but all rights of creditors and all liens upon

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any property of either of the Constituent Corporations shall be preserved unimpaired, and all debts, liabilities and duties of the Constituent Corporations shall thenceforth attach to the Surviving Corporation, and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it.

5.2. Further Assurances. If at any time after the Effective Time the Surviving Corporation shall consider any further deeds, assignments or assurances in law or any other action necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation the title to any property or rights of the Constituent Corporations acquired or to be acquired by reason of, or as a result of, the Merger, or (b) otherwise to carry out the purposes of this Agreement, the Constituent Corporations agree that the Surviving Corporation and its proper officers and directors shall and will execute and deliver all such property, deeds, assignments and assurances in law and take all other action necessary, desirable or proper to vest, perfect or confirm title to such property or right in the Surviving Corporation and otherwise to carry out the purposes of this Agreement.

6. Representations and Warranties of the Company. The Company represents, warrants and agrees that:

6.1. Organization and Good Standing of the Company. The Company is, or prior to the Effective Time will be, a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation with full power and authority to own and operate its assets or properties and to conduct its business as now being conducted and is, or prior to the Effective Time will be, qualified as a foreign corporation, and in good standing as such in each jurisdiction in which the Company owns or leases property or maintains employees.

6.2. Organizational Documents. The copy of the Articles of Incorporation and all amendments thereto to date and the By-Laws, as amended to date, of the Company which have been delivered to UHS Sub, are complete and correct and represent the presently effective Articles of Incorporation and By-Laws of the Company. The Company’s minute books and ownership records exhibited to UHS Sub and its representatives are true, accurate and complete in all material respect.

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6.3. Ownership of the Company. The authorized and outstanding capital stock of the Company and the ownership thereof is as set forth in a writing previously delivered to UHS Sub. No contract, commitment or undertaking of any kind has been made for the issuance of additional shares of capital stock of the Company; nor is there in effect or outstanding any subscription, option, warrant or other right to acquire any of such shares or any outstanding securities or other instruments convertible into or exchangeable for any such shares except as otherwise disclosed in writing to UHS Sub.

6.4. Title_to_and Condition of the Company Assets. The Company has good title to the assets and properties own 1 by it (in fee simple as to all the real property owned by it (the “Real Property”)), free and clear of any claims, charges, equities, liens (including tax liens), security interests and encumbrances whatsoever which would have a material adverse effect on the value or use of such property or asset as now used or proposed to be used except for (i) liens for taxes not yet due and payable, (ii) liens listed in a writing previously delivered to UHS Sub and (iii) in the case of the Real Property, minor imperfections of title or encumbrances which do not affect the marketability of title or use of the Real Property as now used or proposed to be used. On the date hereof, all the Company’s machinery, equipment and personalty are in operating condition and repair, reasonable wear and tear excepted, and are suitable for use in the ordinary conduct of the Company’s business and no maintenance, repair or replacement thereof has knowingly been deferred.

6.5. The Company’s Authority and No Conflict. The Company has the full right, power and authority to ex ecute, deliver and carry out the terms of this Agreement and all documents and agreements necessary to give effect to the provisions of this Agreement. This Agreement has been duly authorized, executed and delivered by the Company and, except as previously disclosed to UHS Sub in writing, the execution of this Agreement and the consummation of the transactions contemplated hereby will not result in any conflict with, breach, violation or termination of, or default under any charter, by-law, law, statute, rule, regulation, judgment, order, decree, mortgage, agreement, deed of trust, indenture or other instrument to which the Company is a party or by which it is bound. All corporate action, and other authori zations prerequisite to the execution of this Agreement and the consummation of the transactions contemplated by this Agreement have been, or prior to the Effective Time will be, taken or obtained by the Company. This is a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

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6.6. Conduct of Operations since August 31, 1982 and Pending the Closing.(a) Except as previously disclosed to UHS Sub in writing, since August 31, 1982, there has not been:

(i) any material adverse change in the properties, condition (financial or otherwise), assets, liabilities, business, operations or prospects of the

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Company, except such changes which may result from laws or regulations of general applicaton to the hospital industry;

(ii) any damage, destruction or loss of any properties or assets of the Company (whether or not covered by insurance) which materially adversely affects the conduct of the Company’s business;

(iii) any declaration, setting aside or payment or other distribution in respect of any of the capital stock of the Company, or any direct or indirect redemption, purchase or other acquisition of any such stock by the Company;

(iv) any increase in compensation payable to, or any employment, bonus or compensation agreement entered into with, any employees or consultants (except in the ordinary course of business) of the Company whose annual compensation equals or exceeds $30,000;

(v) any issue or split-up of, or grant of any option or other right to acquire any security of the Company;

(vi) any material obligation or liability (absolute or contingent) incurred by the Company, or to which the Company has become subject, except current liabilities incurred in the ordinary course of business and obligations under contracts entered in the ordinary course of business;

(vii) any entering into, amendment or termination by the Company of any material contract, agreement, permit or lease;

(viii) any amendment of the Certificate or Articles of Incorporation or By-Laws of the Company;

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(ix) any commitment to borrow money entered into by the Company or mortgage of, pledge of, or subjecting to lien, charge or encumbrance of any of its assets or properties;

(x) any sale or transfer of any of the assets or properties or cancellation of any debt or claim which would constitute an asset or property of the Company in the ordinary course of conduct of its business;

(xi) any labor dispute which affects the Company’s conduct of its business; or

(xii) any event or condition of any character, materially adversely affecting the operation or prospects of the Company, except such changes which may result from laws or regulations of general application to the hospital industry.

(b) Except as previously disclosed to UHS Sub in writing, since August 31, 1982, the Company has:

(i) carried on the conduct of its business only in the ordinary course and in substantially the same manner as it has heretofore;

(ii) kept in full force and effect all insurance relating to its properties and operations comparable in amount and scope of coverage to that now maintained by it;

(iii) performed all its obligations under contracts, leases and documents relating to or affecting its conduct of its business, all in the same manner as heretofore performed;

(iv) used its best efforts to maintain and preserve, and to the best of its knowledge has maintained and preserved, its properties, assets, and business organizations intact, used its best efforts to maintain, and to the best of its knowledge has maintained, its good will and relationships with its present officers, employees, suppliers, medical staff and others having a business relationship with it, and has maintained all material licenses and permits requisite to the conduct of its business as now conducted;

(v) not committed itself to any capital expenditure in excess of $100,000;

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(vi) not waived any right or cancelled any debt or claim under any contract, lease, agreement or commitment which involves the payment of more than $50,000;

(vii) not taken any other action which the Company reasonably expects will have a material adverse effect on any of its properties, assets or business operations;

(viii) maintained in working condition all its buildings, equipment, fixtures and other property, reasonable wear and tear excepted;

(ix) not allowed the outstanding capital stock of the Company to be increased, decreased, changed into or exchanged for a different number or kind of shares or securities in any manner including without limitation, through reorganization, reclassification, stock dividend, stock split or reverse stock split;

(x) duly and timely filed all tax and information returns with the appropriate Federal, state and local governmental agencies and has promptly paid when due all taxes, excise taxes, assessments, charges, penalties and interest lawfully levied or assessed upon it or any of its property; and

(xi) made no change in its existing banking and safe deposit arrangements or granted any powers of attorney, except that the persons authorized to sign checks in the ordinary course of business may be changed upon written notice to Buyer.

6.7. Litigation or Claims. Except as previously disclosed to UHS Sub in writing, there are no actions, suits, arbitrations, governmental investigations, inquiries, or proceedings pending against or, to the knowledge of the Company, threatened against or relating to the Company, any of its assets, properties or business operations or any of the transactions contemplated by this Agreement before any court or governmental or administrative body or agency, or any private arbitration tribunal, nor does the Company know or have reasonable grounds to know of any basis for any such action, suit, arbitration, investigation, inquiry or proceeding pending before any court or governmental or administrative body or agency or any private arbitration tribunal. In connection with the conduct of its business, the Company has complied in all material respects with all applicable statutes and regulations of all governmental authorities having jurisdiction over the

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Company, or any of its assets, properties or business operations. Except as previously disclosed to UHS Sub in writing, there is no outstanding order, writ, injunction or decree of any court or arbitrator, government or governmental agency against, or, to the knowledge of the Company, affecting, the Company, any of its assets, properties or business operations.

6.8. Licenses. The Company has all material con tracts, licenses, permits, consents and approvals required by law or governmental regulations from all applicable Fed eral, state and local authorities and any other regulatory agencies for its lawful conduct of the operations of its business, and the Company is not in default in any material respect under such licenses, permits, consents and approvals. The Company has all other franchises, permits, licenses and other authorities as are necessary to enable it to conduct its business as now being conducted, and all such franchises, permits, licenses or other authorities are in full force and effect.

6.9. Books of Account. At the Effective Time the Company shall deliver to UHS Sub, the minute books, Articles of Incorporation, By-laws, stock transfer records and books of account of the Company. All other records of the Company shall be delivered to UHS Sub at the principal offices of the Company concurrently with the Effective Time. The books of account and other records of the Company are complete and correct in all material respects and accurately present and reflect, in accordance with generally accepted accounting principles consistently applied, all the trans actions to which the Company is a party or by which it is bound.

6.10. Filing of Reports. Other than claims or reports pertaining to individual patients, the Company has timely filed or caused to be timely filed all cost reports and other reports of every kind whatsoever required by law or by written or oral contract or otherwise to be made with respect to the purchase of services by third party purchasers, including, but not limited to, Medicare and Medicaid programs and other insurance carriers, and all such reports are, or will be when filed, complete and accurate. The Company has paid or caused to be paid all refunds, discounts or adjustments which have become due pursuant to said reports and there is no further liability (whether or not disclosed in any report heretofore or hereafter made) for any such refund, discount or adjustment, and no interest or penalties accruing with respect thereto, except as may be disclosed in the financial statements of the Company previously furnished to UHS Sub.

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6.11. Consents. The Company shall neither do nor perform any act which shall prevent UHS Sub from securing the consent and full and final approval of all Federal, State and local agencies or authorities to operate the River Parishes Medical Center and the Company shall use its best efforts to assist UHS Sub in its application for any such consents or approvals. The Company also agrees to use its best efforts to assist UHS Sub in obtaining such consents from lenders and other persons with whom the Company has contractual obligations to permit the transactions contemplated hereby.

6.12. No Untrue Representation or Warranty. No representation or warranty contained in this Agreement, nor any statement, schedule or certificate furnished or to be furnished to UHS Sub pursuant hereto, or in connection with the transactions contemplated hereby, contains or will con tain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained therein not misleading.

7. Representations and Warranties of UHS Sub. UHS Sub represents, warrants and agrees that:

7.1. Organization and Good Standing. UHS Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation with full corporate power and authority to own and lease its properties and to carry on its business as now being conducted.

7.2. Authority of UHS Sub. UHS Sub has the full corporate right, power and authority to execute, deliver and carry out the terms of this Agreement and all documents and agreements necessary to give effect to the provisions of this Agreement. This Agreement has been duly authorized, executed and delivered by UHS Sub and the execution of this Agreement and the consummation of the transactions contemplated hereby will not result in any conflict, breach or violation of or default under any charter, by-law, law, statute, rule, regulation, judgment, order, decree, mortgage, agreement, deed of trust, indenture or other instrument to which UHS Sub is a party or by which it is bound. All corporate action and other authorizations prerequisite to the execution of this Agreement and the consummation of the transactions contem plated by this Agreement have been taken or obtained by UHS Sub. This Agreement is a valid and binding agreement of UHS Sub, enforceable against UHS Sub in accordance with its terms.

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7.3. No Untrue Representation or Warranty. No representation or warranty by UHS Sub in this Agreement, nor any statement or certificate furnished or to be furnished to the Company pursuant hereto or in connection with the transactions contemplated hereby contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained therein not misleading.

8. Survival of Representations and Warranties. The representations, warranties, covenants, agreements and indemnifications of UHS Sub and the Company contained in this Agreement shall be true and correct at the Effective Time as if made on that date (except to the extent that such represen tations and warranties expressly relate to an earlier date, and except for changes expressly contemplated by this Agree ment or in other writings delivered to the parties), shall survive the Effective Time for a period of three years and shall be deemed to be material and to have been relied upon by UHS Sub the Company.

9. Hart-Scott-Rodino Act Filings. The Company and UHS Sub shall make, or cause to be made, any and all filings which are required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) and each will furnish, or cause to be furnished, to the other such information and assistance as may be reasonably requested in connection with the preparation of their respective filings thereunder. UHS Sub and the Company shall cooperate with each other in filing any necessary documents under the HSR Act with all Federal and other authorities having jurisdiction with respect to the transactions contemplated hereby.

10. UHS Sub’s Conditions Precedent to the Effective Time. UHS Sub’s agreement to consummate the Merger is subject to compliance with and the occurrence of each of the following conditions prior to the Effective Time except as any thereof may be waived by it:

(a) Each of the representations and warranties set forth in Section 6 hereof and in the written information delivered to UHS Sub in connection herewith shall be true and correct in all material respects at and as if made at the Effective Time (except to the extent that such representations and warranties expressly relate to an earlier date, and except for changes expressly contemplated by this Agreement or

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in other writings delivered to the parties), and the covenants, agreements and conditions required by this Agreement to be performed and complied with by the Company shall have been performed and complied with in all material respects.

(b) UHS Sub shall have been able, prior to the Effective Time, to obtain all appropriate and necessary licenses, permits, consents, certifications and full and final approvals required to own and operate the Hospital from all Federal, state and local authorities and other regulatory agencies, and to participate in all third party reimbursement programs from all third party payors, including, without limitation, Blue Cross, Medicare and Medicaid in which the Company participates on the date hereof.

(c) UHS Sub shall have obtained all required consents to the assignment to UHS Sub of all leases and contracts of the Company which UHS Sub deems necessary.

(d) There shall have been no materially adverse changes in the condition or operations of the Company from August 31, 1982 to the Effective Date not consented to by UHS Sub in writing.

(e) The applicable waiting period under the HSR Act with respect to the transactions contemplated hereby shall have expired and no Federal, State or other authority having jurisdiction over the transactions contemplated hereby shall have taken any action to enjoin or prevent the consummation of such transactions.

(f) The adoption of this Agreement and all actions contemplated hereby which require the approval of the stockholders of the Company shall have been approved by the affirmative vote, in person or by proxy, of the holders of such percentage of the outstanding shares of the Company’s capital stock entitled to vote thereon as is required by the Corporation Law.

(g) The Louisiana Division of Health Planning and Development (“Division”), the State Agency designated to carry out the provisions of Section 1122 of the Social Security Act (42 U.S.C. §1320a-l), shall have ruled that no certificate of need review in accordance with Section 1122 is required for the transactions contemplated hereby, under the Louisiana Policies and

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Guidelines for Section 1122 Capital Expenditure Review, in response to a notice of the acquisition contemplated hereby having been given by UHS Sub to the Division more than sixty (60) days prior to the Effective Time. It is agreed between UHS Sub and Company that this Agreement shall be executory and shall not be deemed to be an acquisition or obligation of a capital expenditure within the meaning of Section 1122 of the Social Security Act until the Division has granted a certificate of need or rules that no certificate of need is required.

11. The Company’s Conditions Precedent to the Effective Time. The Company’s agreement to consummate the Merger is subject to compliance with and the occurrence of each of the following conditions, except as any thereof may be waived by it:

(a) Each of the representations and warranties set forth in Section 7 hereof shall be true and correct in all material respects at and as if made at the Effec tive Time and the covenants, agreements and conditions required by this Agreement to be performed and complied with by UHS Sub shall have been performed and complied with in all material respects.

(b) The applicable waiting period under the HSR Act with respect to the transactions contemplated hereby shall have expired and no Federal, State or other authority having jurisdiction over the transactions contemplated hereby shall have taken any action to enjoin or prevent the consummation of such transactions.

12. Effective Time. The Effective Time shall take place as soon as practicable after the execution of, and the fulfillment of the conditions precedent set forth in, this Agreement. Evidence of the fulfillment or waiver of the conditions set forth in Section 10 and 11 hereof shall be provided by the parties hereto to each other (a) at the offices of Reavis & McGrath, 345 Park Avenue, New York, New York 10154 at 10:00 A.M., on the business day on which the last of the conditions set forth in Section 10 and 11 hereof is fulfilled or waived or (b) at such other place and time as the parties hereto may agree.

13. Indemnification. The Company shall indemnify and hold harmless UHS Sub and its successors and assigns, at all times after the Effective Time against and in respect of:

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(a) any damage, loss, cost, expense or liability (including reasonable attorney’s fees) resulting to UHS Sub from any materially false, misleading or inaccurate representation, breach of warranty or non-fulfillment of any agreement or condition on the part of the Company under this Agreement or from any misrepresentation in or any omission from any certificate, list, schedule or other instrument furnished or to be furnished to UHS Sub hereunder; and

(b) all claims, actions, suits, proceedings, demands, assessments, judgments, costs and expenses incident to any of the foregoing.

14. Access, Information and Confidentiality. The Company shall give to UHS Sub and its officers, attorneys, accountants and representatives full access during normal business hours throughout the period prior to the Effective Time to all the Company’s properties, books, records, contracts, commitments and all other documents relative to the operations and businesses of the Company and shall furnish UHS Sub during such period with all such information concerning its affairs as UHS Sub may reasonably request, including, without limitation, all such information and financial statements as UHS Sub or UHS, with the advice of counsel, determines are necessary to comply with the requirements of federal securities laws or to file a registration statement thereunder. UHS Sub shall maintain the confidentiality of all information furnished by the Company until after the Effective Time, and thereafter if the Merger pursuant to this Agreement is not consummated; and in the event that the transactions contemplated herein fail to close for any reason UHS and UHS Sub shall return or destroy all information, documents and copies thereof furnished. Notwithstanding the foregoing, (i) UHS or UHS Sub may disclose any such information to any bank or other financial institution in connection with any proposed financing requested by UHS or UHS Sub and (ii) in the event that UHS, with the advice of counsel, determines that disclosure is necessary to comply with the requirements of federal securities laws (including, without limitation, the inclusion of any such information in a registration statement filed thereunder), such disclosure shall be permissible.

15.	Termination.

15.1. Termination. This Agreement may be terminated and the Merger herein contemplated may be abandoned at any time prior to Effective Time:

(a) By mutual action of the Boards of Directors of UHS Sub and the Company; or

River Parishes

(b) On March 31, 1984, if the Merger is not consummated pursuant to this Agreement on or before said date, unless the the Boards of Directors of UHS Sub and the Company shall have agreed in writing upon an extension of time in which to consummate the Merger.

15.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 15.1 hereof, this Agreement shall thereafter become null and void and of no force or effect whatsoever, and no party hereto shall have any liability to any other party hereto or its stockholders or directors or officers in respect thereof, and except that nothing herein will relieve any party from liability for any breach of this Agreement prior to such termination.

16. Stockholders’ Meeting. As soon as reasonably practicable after the execution of this Agreement, UHS Sub and the Company each agrees that it will call a special meeting of its stockholders (the “Stockholders’ Meeting”) pursuant to Section 12:112(C) of the Corporation Law for the purpose of considering and voting upon a proposal to approve the adoption of this Agreement and all actions contemplated hereby which require the approval of its stockholders. UHS Sub and the Company each agrees that it will give the requisite notice of such meeting pursuant to the Corporation Law, that it will include with such notice a copy or summary of this Agreement, and that the notice shall include the statement required to be included by the Corporation Law. If the shareholders of UHS Sub and those of the Company approve this Agreement, such approval shall be certified on the Agreement by the respective secretaries or assistant secretaries substantially in the form of Exhibit A attached hereto (the “Secretary’s Certificate”), and the Agreement, so approved and certified, shall be signed and acknowledged by the president or vice-president of both UHS Sub and of the Company substantially in the form of Exhibit B attached hereto. Both UHS Sub and the Company and their respective Boards of Directors will recommend to their stockholders such approval and use their best efforts to obtain such approval.

17.	Miscellaneous.

17.1. Successors and Assigns. All the terms and provisions of this Agreement shall be binding upon and inure

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to the benefit of and be enforceable by the respective successors and assigns of the parties hereto, whether so expressed or not.

17.2. Governing Law. This Agreement will be con summated in the State of Louisiana and is to be governed by and interpreted under the laws of said State, without giving effect to the principles of conflicts of laws thereof.

17.3. Notices. All notices, requests, consents and other communications hereunder shall be in writing and shall be mailed first class, registered, with postage prepaid as follows:

If to the Company, addressed to:

A. Russell Chandler, III

938 Lafayette Street

New Orleans, Louisiana 70113

with a copy to:

Leon H. Rittenberg, Esq.

Polack, Rosenberg, Rittenberg & Endom

938 Lafayette Street

New Orleans, Louisiana 70113

If to UHS Sub, addressed to:

Universal Health Services, Inc.

One Presidential Boulevard

Bala Cynwyd, Pennsylvania 19004

Attn: Mr. Alan B. Miller

President

with a copy to:

Anthony Pantaleoni, Esq.

Reavis & McGrath

345 Park Avenue

New York, New York 10154

or such other address as any person may request by notice given as aforesaid. Notices sent as provided herein shall be deemed filed on the date mailed.

17.4. Payment of Expenses. The Company and UHS Sub shall each pay their own expenses, including without limitation, the disbursements and fees of all their respective

River Parishes

attorneys, accountants, advisors, agents and other representatives, incidental to the preparation and carrying out of this Agreement, whether or not the transactions contemplated hereby are consummated.

17.5. Merger. This Agreement, and all other written information, agreements and documents referred to herein or executed in connection herewith, constitutes the entire agreement between the parties hereto with respect to the subject hereof and no amendment, alteration or modification of this Agreement shall be valid unless in each instance such amendment, alteration or modification is expressed in a written instrument duly executed by the party or parties making such amendment, alteration or modification.

17.6. Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

17.7. Headings. The headings contained in this Agreement have been inserted for the convenience of reference only and shall in no way restrict or modify any of the terms or provisions hereof.

17.8. Other Documents. Each party to this Agreement will, at the request of the other, execute and deliver to such other party all such further assignments, endorsements and other documents as such other party may reasonably request in order to effect the transactions contemplated hereby.

17.9. Waiver. The failure of any party to insist, in any one or more instances, on performance of any of the terms and conditions of this Agreement shall not be construed as a waiver or relinquishment of any rights granted hereunder or of the future performance of any such term, covenant or condition, but the obligations of the parties with respect thereto shall continue in full force and effect.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

DIRECTORS OF UHS OF RIVER PARISHES, INC.

DIRECTORS OF RIVER PARISHES MEDICAL CENTER, INC.

THE ABOVE AGREEMENT OF MERGER, having been executed by a majority of the board of directors of each corporate party thereto, and having been adopted separately by each corporate party thereto, in accordance with the provisions of the Business Corporation Law of the State of Louisiana, and that fact having been certified on said Agreement of Merger by the Secretary (or Assistant Secretary) of each corporate party thereto, the President (or Vice President) of each corporate party thereto does now hereby execute the said Agreement of Merger, by authority of the directors and shareholders thereof, as the respective agreement of each of said corporations, on this 27th day of april, 1983.

President (or Vice President)

President (or Vice President)

STATE OF NEW YORK		)
		)	SS:
COUNTY OF	NEW YORK	)

BE IT REMEMBERED that on this 27th day of april 83, A.D. 1983, personally came before me the undersigned Notary Public in and for the county and state aforesaid, [illegible] President of [illegible], a corporation of the State of Louisiana and one of the corporations described in and which executed the foregoing Agreement of Merger, and he duly executed said Agreement of Merger before me and acknowledged said Agreement of Merger to be the agreement of said corporation.

IN WITNESS WHEREOF the said appearer has signed these presents and I have hereunto affixed my official hand and seal, on the day and date first hereinabove written.

(NOTARIAL SEAL)

STATE OF NEW YORK		)
		)	SS:
COUNTY OF	NEW YORK	)

BE IT REMEMBERED that on this 27th day of april, A.D. 1983, personally came before me the undersigned Notary Public in and for the county and state aforesaid, GEORGE H. STRONG, Vice President of UHS of River Parishes, Inc., a corporation of the State of Louisiana and one of the corporations described in and which executed the foregoing Agreement of Merger, and he duly executed said Agreement of Merger before me and acknowledged said Agreement of Merger to be the agreement of said corporation.

IN WITNESS WHEREOF, the said appearer has signed these presents and I have hereunto affixed my official hand and seal, on the day and date first hereinabove written.

(NOTARIAL SEAL)

AGREEMENT

MERGING

UHS-PENDLETON, INC.

(a corporation of the State of Delaware)

INTO

UHS OF RIVER PARISHES, INC.

(a corporation of the State of Louisiana)

AGREEMENT OF MERGER, dated this 6th day of December, 2004, by and between UHS of River Parishes, Inc. a corporation organized and existing under and by virtue of the laws of the State of Louisiana and UHS-Pendleton, Inc., a corporation, organized and existing under and by virtue of the laws of the State of Delaware,

WITNESSETH that:

WHEREAS, the board of directors of each of said corporations, parties of this agreement, in consideration of the mutual agreements of each corporation as set forth hereinafter, do deem it advisable and generally to the welfare of said corporations and the respective stockholders thereof, that UHS of River Parishes, Inc. (surviving corporation) merge into itself UHS-Pendleton, Inc. (merged corporation), and that UHS-Pendleton, Inc. (merged corporation) be merged into UHS of River Parishes, Inc. (surviving corporation), under and pursuant to the terms and conditions hereinafter set forth; and

WHEREAS, UHS of River Parishes, Inc. (surviving corporation) was incorporated in Louisiana on the 31st day of January. 1983, and its registered office is in the parish of St. John the Baptist, and

WHEREAS, UHS-Pendleton, Inc. (merged corporation) was incorporated in the State of Delaware on the 21st day of August, 2003.

WHEREAS, the total number of shares which UHS of River Parishes, Inc. (surviving corporation) is authorized to issue is One Thousand (1,000) shares, of which One Thousand (1,000) shares without par value, are common shares now issued and outstanding; and

WHEREAS, the total number of shares which UHS-Pendleton, Inc. (merged corporation) is authorized to issue is One Thousand (1,000) shares, of which One Thousand (1,000) shares of the par value of One-tenth of one Dollar ($.01) each, amounting in the aggregate to Ten Dollars ($10.00), are now issued and outstanding;

NOW, THEREFORE, the corporations, parties to this agreement, by and between their respective boards of directors, in consideration of the mutual covenants, agreements and provisions hereinafter contained, have agreed, and do hereby agree, each with the other, that UHS of River Parishes, Inc. (surviving corporation) shall merge into itself UHS-Pendleton, Inc. (merged corporation), and that UHS-Pendleton, Inc. (merged corporation) shall be merged into said UHS of River Parishes, Inc. (surviving corporation), and do agree hereby upon and prescribe the terms and conditions of the said merger, the mode of carrying the same into effect, as follows:

FIRST

UHS of River Parishes, Inc. (surviving corporation) hereby merges into itself UHS-Pendleton, Inc. (merged corporation) and, likewise UHS-Pendleton, Inc. (merged corporation) shall be and hereby is merged into said UHS of River Parishes, Inc. (surviving corporation) and the articles of incorporation of said UHS of River Parishes, Inc. (surviving corporation) shall be the articles of incorporation of the surviving corporation.

SECOND

No amendment of the articles of incorporation of the surviving corporation is not made as a result of the merger.

THIRD

The terms and conditions of the merger are as follows:

Until altered, amended or repealed, as therein provided, the by-laws of UHS of River Parishes, Inc. (surviving corporation) as in effect on the date of filing this agreement of merger, shall be the by-laws of the surviving corporation.

The first board of directors of the surviving corporation after the date of filing this agreement of merger in the office of the Secretary of State of Louisiana shall be the directors of UHS of River Parishes, Inc. (surviving corporation) in office on said date, and their names and addresses are as follows:

The first annual meeting of the shareholders of the surviving corporation held after the date of the filing of this agreement of merger in the office of the Secretary of State of Louisiana shall be the annual meeting to be provided by the by-laws thereof for the year 2005.

The officers of the surviving corporation shall be a president, a vice-president, a secretary, an assistant secretary, a treasurer and an assistant treasurer, and the names and places of residence of the officers of the surviving corporation, who shall hold such offices as are set before their names from and after the date of filing this agreement of merger and until the first meeting of the board of directors to be held thereafter, are as follows:

OFFICE	NAMES	RESIDENCES

President	Alan B. Miller	367 South Gulph Road King of Prussia, PA 19406

Vice President Treasurer	Steve Filton	367 South Gulph Road King of Prussia, PA 19406

Secretary	Bruce R. Gilbert	367 South Gulph Road King of Prussia, PA 19406

Assistant Secretary	Celeste A. Stellabott	367 South Gulph Road King of Prussia, PA 19406

Assistant Treasurer	Robert M. Zurad	367 South Gulph Road King of Prussia, PA 19406

The first regular meeting of the board of directors of the surviving corporation to be held after the date of filing of this agreement of merger in the office of the Secretary of State of Louisiana may be called or may convene in the manner provided in the by-laws of the surviving corporation and may be held at the time and place specified in the notice of the meeting.

The surviving corporation shall pay all expenses of carrying this agreement of merger into effect and of accomplishing the merger.

Upon the effective date of this agreement of merger the separate existence of UHS-Pendleton, Inc. (merged corporation) shall cease and said corporation shall be merged into UHS of River Parishes, Inc., the surviving corporation, in accordance with the provisions of this agreement, which corporation shall possess all the rights, privileges and franchises, as well of a public as of a private nature, possessed by each of the constituent corporations and be subject to all the restrictions, disabilities and duties of each of the constituent corporations, and all the property and assets of whatsoever kind or description and all debts due on whatever account to each of the constituent corporations, including subscriptions for shares and all other chosen in action belonging to either of the constituent corporations, shall be taken and be deemed to be transferred to and vested in such surviving corporation, without further act or deed, and the title to any real estate, whether by deed or otherwise vested in either of said constituent corporations shall not revert or be in any way impaired by reason of this merger, provided that all rights of creditors and all liens upon the property of said constituent corporations shall be preserved unimpaired and the surviving corporation shall be responsible for all the liabilities and obligations of UHS-Pendleton, Inc. (merged corporation) as if the surviving corporation had itself incurred such liabilities or obligations, and any claim existing or action of proceeding pending by or against said UHS-Pendleton, Inc. (merged corporation) may be prosecuted to judgment and shall bind the surviving corporation as if such merger had not taken place, or the said surviving corporation may be proceeded against or substituted in place of said UHS-Pendleton, Inc. (merged corporation).

If at any time the surviving corporation shall consider or be advised that any further assignments or assurances in law or any things are necessary or desirable to vest in said corporation, according to the terms hereof, the title to any property or rights of said UHS-Pendleton, Inc. (merged corporation) the proper officers and directors of said corporation shall and will execute and make all such proper assignments and assurances and do all thins necessary or proper to vest title in such property or rights in the surviving corporation, and otherwise to carry out the purposes of this agreement of merger.

FOURTH

The manner of converting the shares of the constituent corporations into shares or other securities of the surviving corporation shall be as follows:

Forthwith upon this merger becoming effective:

If at the time of the filing and recording of this agreement of merger UHS of River Parishes, Inc. (surviving corporation) shall own any of the outstanding shares of UHS-Pendleton, Inc. (merged corporation), such shares shall not be converted into shares of, nor shall the beneficial interest thereto pass, to, the surviving corporation, but such shares shall forthwith be surrendered for cancellation and any shares of the surviving corporation issuable in exchange therefor shall have the status of authorized but unissued shares of said corporation.

FIFTH

This merger shall become effective upon filing with the Secretary of State of Louisiana. However, for all accounting purposes the effective date of the merger shall be as of the close of business on December 7, 2004

IN WITNESS WHEREOF, the parties to this agreement of merger, pursuant to authority duly given by their respective boards of directors have caused this agreement of merger to be executed by a majority of the directors of each party hereto, and the corporate seal affixed.

UHS-PENDLETON, INC.

By
A majority of the Board of Directors

UHS OF RIVER PARISHES, INC.

By
A majority of the Board of Directors

I, Celeste A. Stellabott, Assistant Secretary of UHS of River Parishes, Inc. (surviving corporation), a corporation organized and existing under the laws of the State of Louisiana, hereby certify, as such secretary (or assistant secretary), that the Agreement of Merger to which this certificate is attached, after having been first duly signed by a majority of the board of directors on behalf of the said corporation and having been signed by a majority of the board of directors on behalf of UHS-Pendleton, Inc. (merged corporation) a corporation of the State of Louisiana was duly adopted pursuant to R.S. 12:112, La. Rev. Stats., 1950, without any vote of the shareholders of the surviving corporation; and that the agreement of merger does not amend the articles of incorporation of the surviving corporation, and the shares of any class of the surviving corporation if any are to be issued or delivered under the agreement of merger do not exceed 15 percent of the shares of the surviving corporation of the same class outstanding immediately prior to the effective date of the merger; and that approval of the shareholders of UHS-Pendleton, Inc. (surviving corporation) of the agreement of merger is not required in accordance with R.S. 12:112, La. Rev, Stats., 1950, and that the agreement of merger signed by a majority of the board of directors of said corporation is the duly adopted agreement and act of said corporation.

WITNESS my hand on this 6th day of December, 2004.

(CORPORATE SEAL)	/s/ Celeste A. Stellabott Celeste A. Stellabott, Assistant Secretary

[illegible] - CT System Online

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THE ABOVE AGREEMENT OF MERGER, having been executed by a majority of the board of directors of each corporate party thereto, and having been adopted separately by each corporate party thereto, in accordance with the provisions of the Business Corporation Law of the State of Louisiana, and the General Corporation Law of the State of Delaware, and that fact having been certified on said Agreement of Merger by the Assistant Secretary of each corporate party thereto, the Vice President of each corporate party thereto do now hereby execute the said Agreement of Merger by authority of the directors and sole shareholders thereof, as the respective agreement of each of said corporations, on this 6th day of December, 2004.

UHS-PENDLETON, INC.

Vice President

UHS OF RIVER PARISHES, INC.

Vice President

STATE OF PENNSYLVANIA)
) SS:
COUNTY OF MONTGOMERY)

BE IT REMEMBERED that on this 6th day of December, 2004, personally came before me, the undersigned, a Notary Public in and for the county and state aforesaid, O. Edwin French, Vice President of UHS of River Parishes, Inc. (surviving corporation) a corporation of the State of Louisiana and one of the corporations described in and which executed the foregoing Agreement of Merger, and he duly executed said Agreement of Merger before me and acknowledged said Agreement of Merger to be the agreement of said corporation.

IN WITNESS WHEREOF the said appearer has signed these presents and I have hereunto affixed my official hand and seal, on the day and date first hereinabove written.

(NOTARIAL SEAL)

7